                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A
                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



   Date of Report: December 23, 1997, amending report filed November 21, 1997
               (Date of earliest event reported: November 6, 1997)

                         Commission File Number: 0-21272



                               SANMINA CORPORATION
             (Exact name of Registrant as specified in its charter)



                  Delaware                                     77-0228183
  (State of incorporation or organization)              (IRS Employer I.D. No.)


                355 East Trimble Road, San Jose, California 95131
                    (Address of principal executive offices)

                                 (408) 954-5500
              (Registrant's telephone number, including area code)

Item 2.        Acquisition and Disposition of Assets


        On November 6, 1997, Registrant acquired Elexsys International, Inc. ("Elexsys") through a merger (the "Merger") effected pursuant to an Agreement and Plan of Merger dated July 22, 1997 (the "Merger Agreement"). Such transaction was reported on a Form 8-K report filed November 21, 1997. This amendment to such report on Form 8-K is being filed for the purpose of filing the financial statements required to be filed with such reports.

Item 7.        Financial Statements and Exhibits

        (a)  Financial Statements and Pro Forma Financial Information

                Unaudited Pro Forma Condensed Combined Balance Sheet of Sanmina Corporation and Elexsys International, Inc. for the year ended September 30, 1997.

                Audited Financial Statements of Elexsys International, Inc. for the year ended September 30, 1997.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                            SANMINA CORPORATION


                                            By:  /s/ Randy W. Furr
                                                 ---------------------------
                                                 Randy W. Furr,
                                                 President
                                                 and Chief Operating Officer



Date: December 23, 1997

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION


            On November 6, 1997, Sanmina Corporation (the "Company" or "Sanmina") acquired the stock of Elexsys International, Inc. ("Elexsys") by issuing approximately 3,345,591 shares of Sanmina common stock at an exchange ratio of .33 shares of Sanmina stock for one share of Elexsys common stock (the "Merger"). The following unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and accompanying notes for Sanmina and Elexsys incorporated by reference or included elsewhere herein.

            The unaudited pro forma combined statement of operations for the fiscal year ended September 30, 1997 gives effect to the proposed Merger, which will be accounted for as a pooling of interests, as if the merger was completed at the beginning of the period presented. The unaudited pro forma condensed combined balance sheet has been prepared as if the Merger was completed as of September 30, 1997.

           The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position.

SANMINA AND ELEXSYS UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET SEPTEMBER 30, 1997
(IN THOUSANDS)

                                                          ASSETS

                                                             SANMINA            ELEXSYS         ADJUSTMENTS             TOTAL
CURRENT ASSETS:
     Cash and Cash Equivalents                            $       41,447     $          898     $               $       42,345
     Short-Term Investments                                       80,804                  -                             80,804
     Assets to be Sold                                                 -              2,087                              2,087
     Accounts Receivable, Net                                     51,329             26,005                             77,334
     Inventories                                                  49,508             11,665                             61,173
     Deferred Income Taxes                                         9,115                  -                              9,115
     Prepaid Expenses and Other Current Assets                     2,106              2,151                              4,257
                                                          --------------     --------------     ----------      --------------
                         Total Current Assets                    234,309             42,806                            277,115
                                                          --------------     --------------     ----------      --------------
PROPERTY, PLANT, AND EQUIPMENT
     Machinery and Equipment                                      71,113             70,831                            141,944
     Furniture and Fixtures                                          598              3,067                              3,665
     Leasehold Improvements                                       14,062              6,249                             20,311
     Land and Building                                             9,984              6,894                             16,878
     Less: Accumulated Depreciation and Amortization             (34,605)           (59,019)                           (93,624)
                                                          --------------     --------------     ----------      --------------
           Property, Plant, and Equipment, Net                    61,152             28,022                             89,174
                                                          --------------     --------------     ----------      --------------
OTHER ASSETS
     Deposits and Other                                            7,556              2,010                              9,566

                                                          --------------     --------------     ----------      --------------
TOTAL ASSETS                                              $      303,017     $       72,838     $               $      375,855
                                                          ==============     ==============     ==========      ==============

                                              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Current Portion of Long-Term Debt                  $             52   $          5,021     $               $        5,073
     Accounts Payable                                             42,649             13,680          3,750(1)           60,079
     Accrued Payroll and Related Costs                             8,032              3,832                             11,864
     Environmental Reserve                                             -              5,566                              5,566
     Accrued Plant Closure Costs                                   1,332              1,472                              2,804
     Accrued Liabilities                                           6,050              1,474                              7,524
     Short-Term Borrowings                                             -              3,767                              3,767
     Income Taxes Payable                                          2,217                  -                              2,217
                                                          --------------     --------------     ----------      --------------
                         Total Current Liabilities                60,332             34,812          3,750              98,894
                                                          --------------     --------------     ----------      --------------
Long-Term Debt                                                         -             10,132                             10,132
Convertible Subordinate Debentures                                86,250             12,000                             98,250
Other Liabilities                                                    552                                                   552
                                                          --------------     --------------     ----------      --------------
                         Total Liabilities                       147,134             56,944          3,750             207,828
STOCKHOLDERS' EQUITY:
     Preferred Stock                                                   -                  -                                  -
     Common Stock                                                    173              9,566         (9,534)(2)             205
     Additional Paid-In Capital                                   72,770              8,706          9,534 (2)          91,010
     Unrealized Holding Gain on Investments                           61                  -                                 61
     Cumulative Foreign Currency Translation
           Adjustments                                                 -                 20                                 20
     Retained Earnings                                            82,879             (2,398)        (3,750)(1)          76,731
                                                          --------------     --------------     ----------      --------------
           Total Stockholders' Equity                            155,883             15,894         (3,750)            168,027
                                                          --------------     --------------     ----------      --------------
           Total Liabilities and Stockholders' Equity     $      303,017     $       72,838                     $      375,855
                                                          ==============     ==============     ==========      ==============

(1) Reflects expenses of merger.

(2) Reflects the exchange of all Elexsys Common Stock for Sanmina Common Stock at a ratio of 0.33 shares of Sanmina Common Stock for one share of Elexsys Common Stock.

SANMINA AND ELEXSYS UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 1997 (IN THOUSANDS)

                                               SANMINA            ELEXSYS            ADJUSTEMENTS                   COMBINED
Net Sales                                    $   405,212     $      165,488    $           (913)(3)                $   569,787
Cost of Sales                                    310,448            146,041                (913)(3)                    455,576
                                             ------------    ---------------     --------------                    ------------
      Gross Profit                                94,764             19,447                                            114,211
Operating Expenses:
      Selling, General and Administrative         24,145             19,865                                             44,010
      Amortization of Goodwill                     2,006                  -                                              2,006
      Provision for Plant Closing Costs            1,332              7,544                                              8,876
                                             -----------     --------------      --------------                    ------------
             Total Operating Expenses             27,483             27,409                                             54,892
                                             ------------    ---------------     --------------                    ------------
Income (Loss) from Operations                     67,281             (7,962)                                            59,319
Interest Expense, Net                               (228)            (2,234)                                            (2,462)
                                             ------------    ---------------     --------------                    ------------
Income (Loss) Before Income Taxes                 67,053            (10,196)                                            56,857
Provision for Income Taxes                       (26,151)              (181)             4,158(2)                      (22,174)
                                             ------------    ---------------     --------------                    ------------
Net Income (Loss)                            $    40,902     $      (10,377)    $        4,158                     $    34,683
                                             ============    ===============     ==============                    ============


Earnings per Share Before
  Extraordinary Item
      Primary                                $      2.23     $       (1.10)                                        $      1.58
      Fully Diluted                                 2.03             (1.10)                                               1.48
Shares Used in Computing per
  Share Amounts
      Primary                                     18,369              9,432             (6,319)(1)     481(4)           21,963
      Fully Diluted                               21,701              9,432             (6,319)(1)     646(4)           25,460


(1) Reflects the exchange of all Elexsys Common Stock for Sanmina Common Stock at a ratio of 0.33 shares of Sanmina Common Stock for one share of Elexsys Common Stock.

(2) To adjust the provision (benefit) for income taxes due to Elexsys loss based upon a 39% effective tax rate.

(3) To eliminate intercompany sales

(4) Represents common stock equivalent shares related to Elexsys which on an Elexsys stand-alone basis are anti-dilutive; such shares are included at the exchange ratio of .33 shares of Sanmina stock to one share of Elexsys stock.

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                   FINANCIAL STATEMENTS OF SANMINA AND ELEXSYS
                                   (UNAUDITED)


Note 1. Basis of Presentation

           The unaudited pro forma condensed combined statement of operations combines the historical statements of income of Sanmina and Elexsys for the year ended September 30, 1997 to reflect results based on the pooling - of - interests method of accounting. No adjustments were necessary to conform the accounting policies of the combining companies.

Note 2. Pro Forma Net Income Per Share

           The pro forma combined net income per share is based on the combined weighted average number of common and dilutive equivalent shares of Sanmina and Elexsys based upon the exchange ratio of 0.33 of a share of Sanmina common stock for each share of Elexsys common stock. The combined pro-forma computation also includes common stock and common stock equivalent shares related to Elexsys which on an Elexsys stand-alone basis are anti-dilutive, but which on a combined basis are dilutive; such shares are included at the exchange ratio of .33 shares of Sanmina common stock to one share of Elexsys common stock.

Note 3. Merger Related Expenses of Sanmina and Elexsys

           Sanmina and Elexsys estimate that they will incur merger-related expenses, consisting primarily of investment banking, legal and accounting fees, financial printing and other related charges, of approximately $3.75 million. This estimate is preliminary and is therefore subject to change. These nonrecurring expenses will be charged to operations during the period in which the Merger is consummated. The pro forma combined balance sheet gives effect to such expenses as if they had been incurred as of September 30, 1997, but the pro forma condensed statement of operations does not give effect to such expenses as such expenses are non-recurring.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of Elexsys International, Inc.:

We have audited the accompanying consolidated balance sheet of Elexsys International, Inc. (formerly Diceon Electronics, Inc.) (a Delaware corporation) and subsidiaries as of September 30, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Elexsys International, Inc. and subsidiaries as of September 30, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



                                                             Arthur Andersen LLP


San Jose, California
October 27, 1997 (except for the matter discussed in Note 14, as to which the date is November 6, 1997)

                              ELEXSYS INTERNATIONAL


                           CONSOLIDATED BALANCE SHEET
               (in thousands except share and per share amounts)


                                                                                AS OF
                                                                            SEPTEMBER 30,
                                                                                1997
                                                                            -------------
ASSETS
Current Assets:
  Cash and cash equivalents                                                $    898
  Accounts receivable, less allowance for doubtful accounts of $1,376        26,005
  Inventories                                                                11,665
  Prepaid expenses                                                            2,151
  Assets to be sold                                                           2,087
                                                                           --------

        Total current assets                                                 42,806
                                                                           --------

Property and Equipment:
  Machinery and equipment                                                    73,898
  Leasehold improvements                                                      6,249
  Land                                                                        2,637
  Buildings and improvements                                                  4,257
                                                                           --------

                                                                             87,041
  Less: Accumulated depreciation and amortization                            59,019
                                                                           --------

        Net property and equipment                                           28,022
                                                                           --------

Other assets                                                                  2,010
                                                                           --------

        Total assets                                                       $ 72,838
                                                                           ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                                         $ 13,680
  Accrued payroll and related costs                                           3,832
  Accrued liabilities                                                         1,474
  Accrued plant closure costs                                                 1,472
  Short-term borrowings                                                       3,767
  Environmental reserve                                                       5,566
  Current portion of long-term debt                                           5,021
                                                                           --------

        Total current liabilities                                            34,812
                                                                           --------

Long-term Liabilities:
  Convertible subordinated debentures                                        12,000
  Long-term debt                                                             10,132
                                                                           --------

        Total long-term liabilities                                          22,132
                                                                           --------

Commitments and Contingencies (notes 6, 7 and 9)

Stockholders' Equity:
  Preferred stock, $1.00 par value:
    Authorized: 1,000,000 shares
    Issued and outstanding: none                                                 --
  Common stock, $1.00 par value:
    Authorized: 20,000,000 shares
    Issued and outstanding: 9,566,000 shares                                  9,566
  Additional paid-in capital                                                  8,706
  Cumulative foreign currency translation adjustment                             20
  Accumulated deficit                                                        (2,398)
                                                                           --------
        Total stockholders' equity                                           15,894
                                                                           --------
        Total liabilities and stockholders' equity                         $ 72,838
                                                                           ========


                             See accompanying notes.

                              ELEXSYS INTERNATIONAL


                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (in thousands, except per share amount)


                                                                       Year Ended
                                                                    September 30, 1997
                                                                    ------------------
Net sales                                                             $ 165,488
Cost of sales                                                           146,041
                                                                      ---------

        Gross profit                                                     19,447
                                                                      ---------

Operating Expenses:
  Selling, general and administrative                                    19,865
  Provision for plant closure costs                                       7,544
                                                                      ---------

        Total operating expenses                                         27,409
                                                                      ---------

        Operating loss                                                   (7,962)


Interest Expense, net                                                    (2,234)
                                                                      ---------

Loss before provision for income taxes                                  (10,196)
Provision for income taxes                                                  181
                                                                      ---------

                  Net loss                                            $ (10,377)
                                                                      =========

Net loss per share                                                    $   (1.10)
                                                                      =========

Shares used in computing per share amount                                 9,432
                                                                      =========



                             See accompanying notes.

                              ELEXSYS INTERNATIONAL


                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                                                             Cumulative
                                                                                              Foreign     Retained
                                                                 Common Stock    Additional   Currency    Earnings
                                                              ------------------  Paid-in   Translation  (Accumulated
                                                               Shares   Amount    Capital    Adjustment   Deficit)     Total
                                                              --------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1996                                  9,301   $ 9,301   $ 7,294    $    (22)    $  7,979   $ 24,552

  Issuance of shares under employee stock purchase plan           33        33       274          --           --        307
  Employee stock options exercised                               232       232       836          --           --      1,068
  Acceleration of option vesting                                  --        --       302          --           --        302
  Foreign currency translation adjustment                         --        --        --          42           --         42
  Net loss                                                        --        --        --          --      (10,377)   (10,377)
                                                              --------------------------------------------------------------

BALANCE AT SEPTEMBER 30, 1997                                  9,566   $ 9,566   $ 8,706    $     20     $ (2,398)  $ 15,894
                                                              ==============================================================


                             See accompanying notes.

                              ELEXSYS INTERNATIONAL


                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                                                     Year Ended
                                                                                    September 30,
                                                                                        1997
                                                                                  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                           $(10,377)
  Adjustments to reconcile net loss to cash provided by operating activities:
    Depreciation and amortization                                                       8,442
    Provision for plant closure                                                         7,544
    Provision for environmental reserve                                                 4,866
    Changes in operating assets and liabilities, net of acquisitions:
      Accounts receivable                                                              (4,398)
      Inventories                                                                      (1,540)
      Prepaid expenses, deposits and other                                               (700)
      Accounts payable and accrued liabilities                                          1,998
      Other current liabilities                                                           782
      Other                                                                                93
                                                                                     --------

        Cash provided by operating activities                                           6,710
                                                                                     --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of Neutronics                                                               (1,234)
  Purchase of property, plant and equipment                                           (11,731)
  Proceeds from sale of property, plant and equipment and other long term assets          216
                                                                                     --------

        Cash used for investing activities                                            (12,749)
                                                                                     --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of debt                                                        8,033
  Payment of debt principal                                                            (1,707)
  Payments of principal on capital lease obligations                                     (598)
  Proceeds from exercise of stock options                                               1,677
  Net change in short-term borrowings                                                  (1,543)
                                                                                     --------

        Cash provided by financing activities                                           5,862
                                                                                     --------

Decrease in cash and cash equivalents                                                    (177)

Cash and cash equivalents at beginning of year                                          1,075
                                                                                     --------

Cash and cash equivalents at end of year                                             $    898
                                                                                     ========

NON-CASH INVESTING & FINANCING ACTIVITIES
     Equipment acquired under capital leases                                         $  3,385

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year:
    Interest                                                                         $  1,998
    Income taxes                                                                     $    477



                             See accompanying notes.

                              ELEXSYS INTERNATIONAL


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1. ORGANIZATION OF THE COMPANY

Elexsys International, Inc., (the "Company"), manufactures high performance medium and high density backpanel assemblies and sophisticated subsystem assemblies. In addition, the Company manufactures high technology printed circuit boards. The Company offers advanced inter-connect solutions for the telecommunications, datacommunications, computer, industrial, medial and instrumentation markets.


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

ACCOUNTING PERIOD. For convenience of presentation, the Company has indicated its fiscal year as ending on September 30. The Company actually utilizes a fifty-two or fifty-three week fiscal year ending on the Saturday nearest to September 30, which for the fiscal year ended 1997, was September 27.

USE OF ESTIMATES. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

CASH EQUIVALENTS. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains credit insurance and reserves for potential credit losses, and such losses have been within management's expectations.

INVENTORIES. Inventories are stated at the lower of cost (first-in, first-out method) or market. The components of inventories are as follows (in thousands):

                                                         As of
                                                      September 30,
                                                          1977
                                                      -------------
            Raw materials                              $    4,697
            Work-in-process                                 4,993
            Finished goods                                  1,975
                                                       ----------

                                                       $   11,665
                                                       ==========

PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are depreciated using the straight-line method over the estimated useful lives as follows:

      Buildings and improvements             30 years
      Machinery and equipment                3 to 10 years
      Leasehold improvements                 Shorter of the estimated
                                               useful life or lease term

The Company had equipment leased under capital leases with a net book value at September 30, 1997 of $4.3 million.

INTANGIBLES. Intangibles arising from the Company's acquisitions (see Note 8) are amortized on a straight-line basis over the estimated useful life of twenty years.

INCOME TAXES. The Company accounts for income taxes under the provision of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

REVENUE RECOGNITION. The Company recognizes revenues upon shipment of related products.

TRANSLATION OF FOREIGN CURRENCIES. Assets and liabilities of the Company's United Kingdom subsidiary are translated into U.S. dollars at the exchange rates in effect at the end of the period. Revenue and expense accounts are translated at the weighted average of exchange rates which were in effect during the year. Translation adjustments that arise from translating the Company's United Kingdom subsidiary's financial statements from the pound sterling to the U.S. dollar are accumulated in a separate component of stockholders' equity. Transaction gains and losses that arise from exchange rate changes on transactions denominated in a currency other than the local currency are included in results of operations as incurred. For the year ended September 30, 1997, transaction gains and losses were immaterial.

FAIR VALUE OF FINANCIAL INSTRUMENTS. SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as financial instruments. At September 30, 1997, management believes that the carrying amounts of cash, receivables, trade payables and long-term debt (the Company's "financial instruments") approximate fair value. The carrying amount of the 5-1/2 percent Convertible Subordinated Debentures due 2012 is $12 million, and management believes that the fair value cannot be determined as the instrument has not been traded during the past year.

NET LOSS PER SHARE. For fiscal 1997, loss per share was calculated excluding common equivalent shares (stock options) outstanding during the year as well as the assumed conversion of the principal amount of the outstanding debentures into common stock as such effect would have been antidulitive.

STOCK BASED COMPENSATION. Effective October 1, 1996, the Company adopted the disclosure provisions of SFAS 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS 123, the Company applies Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plans.

NEW ACCOUNTING STANDARDS. In February 1997, the Financial Accounting Standards Board (FASB) issued Statement on Financial Accounting Standards No. 128 (SFAS
128), "Earnings Per Share," which is required to be adopted by the Company in its first quarter of fiscal 1998. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under basic earnings per share, the dilutive effect of stock options will be excluded. The Company does not expect the adoption of SFAS 128 to have a material effect on its financial statements.

In February 1997, FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure," which will be adopted by the Company in fiscal 1999. SFAS 129 requires companies to disclose certain information about their capital structure. Management believes that SFAS 129 will not have a material impact on the Company's financial statement disclosures.

In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components. SFAS 130 is effective for fiscal year 1999. Management does not believe the adoption of SFAS 130 will have a material effect on the Company's financial statement disclosures.

In June 1997, FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS 131 introduces a new model for segment reporting, called the "management approach." SFAS 131 is effective for fiscal year 1999. Management does not believe the adoption of SFAS 131 will increase its disclosure requirements.


NOTE 3.  REVOLVING CREDIT AGREEMENT

The Company had a revolving credit agreement providing for borrowings of up to $15 million from an asset based financing company. Cash borrowings under the agreement bore interest at the prime rate (8.25%) plus 3 percent, and were payable monthly. The line of credit was collateralized by substantially all of the Company's assets and expires December 17, 1997.

On January 17, 1997, the Company terminated its existing working capital line of credit detailed above and entered into a series of new loan agreements with Sanwa Bank California. The Accounts Receivable Credit Agreement consists of a $13 million working capital line of credit. The Term Loan Credit Agreement consists of a $7 million term loan to be used for acquisition financing. The borrowings under the working capital line of credit and the term loan bear interest at the prime rate plus -1/2 percent and 1 percent, respectively. At the Company's request, interest on the line of credit or the term loan can be converted to a fixed rate at 250 basis points and 300 basis points, respectively, over the cost of funds. The line of credit and the term loan are collaterlized by substantially all of the Company's assets. The Accounts Receivable Credit Agreement and the Line of Credit will remain in effect until January 31, 1998. The amount outstanding on the Term Loan Credit Agreement can fluctuate and interest only will be payable until January 31, 1998, at which point the amount outstanding will become due and payable in 36 equal monthly installments of principal and interest ending on January 31, 2001. These credit facilities contain covenants including the maintenance of certain levels of working capital, tangible net worth and certain financial ratios. In addition, the Company is restricted from incurring additional indebtedness, payment of dividends and certain other payments.

On May 14, 1997, the Company amended and restated its Term Loan Credit Agreement and its Accounts Receivable Credit Agreement with its principal lender, Sanwa Bank, modifying certain loan covenants giving recognition to the Company's need for additional capital. In addition, on May 14, 1997, the Company entered into a Line of Credit Agreement, with essentially the same terms and termination date as its Accounts Receivable Credit Agreement, allowing the Company to borrow up to $5.0 million in a foreign currency within the borrowing limits of the Accounts Receivable Credit Agreement. The Company also has three standby letters of credit with Sanwa Bank totaling $3,455,000 at September 30, 1997.

The credit facility with Sanwa Bank contains covenants including the maintenance of certain levels of working capital, tangible net worth and certain financial ratios. In addition, the Company is restricted as to the incurrence of additional indebtedness and certain other payments. As of September 30, 1997, net borrowings under this credit agreement were $9,120,469, and the Company was not in compliance with certain covenants; however, the Company has obtained a waiver from the bank and in addition, has agreed to repay the debt outstanding within thirty days upon the consummation of the merger discussed in Note 14.

NOTE 4.  LONG-TERM DEBT

Long-term debt consists of the following:

          Thousands of dollars (except payment amounts)                        1997
          ----------------------------------------------------------------- ----------
          USA Subsidiary:
            California Pollution Control revenue bonds due in varying
              annual principal amounts ranging from $45,000 to
              $85,000 through March 2001, with interest rates ranging
              from 7.0% to 9.5% and guaranteed by the Small Business        $     280
              Administration
            Promissory note payable to a related party due in one
              principal payment amount of $500,000 in May 1998, with              500
              an interest rate of 8%.
            Notes payable to two investors due in one principal
              payment amount of $665,000 to each in April 1998, with            1,330
              an interest rate of 8%.
            Note payable to GE Capital Public Finance, Inc. due in
              varying annual principal amounts ranging from $97,000
              to $1,358,000 through January 2007, with an interest
              rate of 6.33%.  This note is secured by a standby                 2,577
              letter of credit (see below).
            Term loan with Sanwa bank bearing interest at prime +1%             5,353
            (see Note 3).
          United Kingdom Subsidiary:
            Notes payable to an investor group due in equal, annual
              principal amounts of $100,000 due September 1997 and
              September 1998, with interest rates of 3% above the
              bank base rate, currently 5.625%.  The September 1997
              payment was paid in October 1997. The loan is                       201
              collateralized by the United Kingdom subsidiary's
              assets.
            Notes payable to bank due in varying annual principal amounts ranging from $37,000 to $76,000 through September 2008, with interest rates of 2% above the
              bank base rate, currently 5.625%.  The loan is                      770
              collateralized by the United Kingdom subsidiary's assets
          Capital lease obligations (see Note 6):                               4,142
                                                                            ---------

                                                                               15,153
          Less:  Current portion                                               (5,021)
                                                                            ---------

          Net                                                               $  10,132
                                                                            =========

The aggregate principal maturities are (excluding capital lease obligation) $3,612,000, $2,008,000, $2,021,000, $963,000, $175,000, and $2,232,000 in the
years ending September 30, 1998 through 2002 and thereafter, respectively.

In December 1996, the Business Finance Authority of the State of New Hampshire (the "Issuer") issued a tax-exempt qualified small issue private placement bond, the proceeds of which were loaned to the company on January 27, 1997, to reimburse the Company for the $2.3 million it paid to purchase its Nashua, New Hampshire manufacturing facility in November 1996, with approximately another $400,000 available to reimburse the Company for improvements it intends to make to the premises. In connection with the loan, the company entered into a Loan Agreement with GE Capital among the Issuer and the Company, as borrower, dated as of December 1, 1996 (the "Loan Agreement"). Under the terms of the Loan Agreement, the loan has a ten-year term with interest payable monthly in arrears at a rate of 6.33%. Principal payments are also due monthly based on a twenty year amortization schedule. The loan is secured by a standby letter of credit issued by Sanwa Bank of California under the Company's line of credit facility of 100% of the principal loan amount plus 120 days interest.

NOTE 5.  CONVERTIBLE SUBORDINATED DEBENTURES

In February 1987, the Company issued $32 million of 5.5% Convertible Subordinated Debentures due in 2012 (the "Debentures"). The Debentures are convertible into shares of common stock at $39.50 per share, subject to adjustment under certain conditions. The Debentures are redeemable by the Company at declining premiums prior to March 1, 1997, and thereafter at 100 percent of the principal amount. The Debentures are also redeemable through the operation of a sinking fund at 100 percent of the principal amount. Interest is payable semi-annually on September 12 and March 12 of each year. Mandatory annual sinking fund payments, sufficient to retire 5 percent of the aggregate principal amount of the Debentures issued, were to be made on each March 1 commencing in 1997. As a result of the two exchanges of common stock for $16 million and $4 million of the Debentures in fiscal 1994 and fiscal 1995, respectively, the Company now has sinking fund credits available to offset these obligations for twelve and one-half years, thus no sinking fund payments will be required until 2009. The revised minimum annual sinking funding payments are $1.6 million, $1.6 million, $.8 million and $8 million for the years end September 30, 2009, 2010, 2011 and 2012, respectively. The Debentures are subordinated to all senior indebtedness of the Company. After giving effect to the merger (see Note 14) the debentures are convertible into shares of Sanmina common stock at $119.70 per share.



NOTE 6.  COMMITMENTS AND CONTINGENCIES

The Company leases its several manufacturing facilities and certain equipment under capital and operating leases. These leases contain various options to renew lease terms. The Company is responsible for utilities, maintenance, insurance and property taxes under the leases. As of September 30, 1997, the Company's commitments under its capital and operating leases are as follows:

                    Fiscal Year                      Capital    Operating
                (Thousands of dollars)               Lease       Lease
                -----------------------------------------------------------
                1998                               $ 1,284,714 $ 1,854,792
                1999                                 1,184,075   1,699,310
                2000                                 1,012,244   1,299,107
                2001                                 1,263,748   1,214,722
                2002                                      --     1,110,142
                Thereafter                                --     2,372,519
                                                   -----------------------

                Total minimum lease payments         4,744,781 $ 9,550,592
                                                               ===========

                Less:  Amounts representing
                interest                              (602,068)
                                                   -----------

                Present value of minimum lease       4,142,713
                payments
                Less:  Current portion                (972,830)
                                                   -----------

                Long-term portion                  $ 3,169,883
                                                   ===========

Rent expense under operating leases was approximately $2 million for the year ended September 30, 1997.


NOTE 7. LITIGATION

The Company is subject to litigation matters in the normal course of business. The Company does not believe the ultimate resolution of any such pending or threatened litigation matters would have a material adverse effect on the Company's financial position or results of operations.


NOTE 8.  ACQUISITIONS

On April 14, 1997, the Company acquired, Neutronic Stampings, Inc., including the remaining 50% interest not already owned by the Company in two partnerships, Neutronic Plating Services and H&V Services, plus other production equipment leased by the above entities for approximately $4.6 million. These entities are engaged in stamping spools of metal to create parts and/or plating spools of metal parts used in various industries such as backplane assemblies. The purchase price included cash of $2.0 million and promissory notes of $2.3 million payable over one year. The acquisition was accounted for using the purchase method of accounting with the purchase price allocated to net assets of $3.1 million and goodwill of $1.5 million.


NOTE 9. PROVISION FOR PLANT CLOSING COSTS

In the fourth quarter of fiscal 1997, the Company recorded a charge to operations of $7.5 million to provide for the closure of three of its facilities (one printed circuit board fabrication facility and two assembly facilities). These closures were prompted by the less-than-anticipated results from each of the facilities. Included in the above charge is the write-off of $1.75 million of goodwill related to the closure of one of the assembly plants. This goodwill originated as part of an acquisition in 1996. The remaining $5.75 million of this charge consists primarily of the costs associated with the remaining lease commitments on these facilities and the write-off of the related leasehold improvements, certain fixed assets and inventories.


NOTE 10. ENVIRONMENTAL MATTERS

The Company's manufacturing processes utilize substantial quantities of chemicals and water. The Company is subject to and believes it is in substantial compliance with federal, state and local environmental laws and regulations regarding air, water and land use, the generation, use, storage and disposal of hazardous materials and wastes, and the operation and closure of manufacturing facilities at which hazardous materials are used or hazardous wastes are generated.

Also, the Company is aware of contamination of soil and ground water (principally by metals and solvents) at two of its former facilities in Northern California. At both of these facilities, the soil has been remediated and the properties have been returned to their owners. One of the facilities is adjacent to an existing State of California administered Superfund site; as a result, it could become part of a related State of California administered regional ground water investigation, although the Company does not believe that it bears any responsibility for that matter. At another former facility in Southern California, the Company conducted limited groundwater sampling in connection with the potential sale of the property, and low concentrations of solvents were detected. Notification was made to the appropriate agencies. At this time, it is not possible to determine whether any response actions will need to be taken and, accordingly, the likely future cost to the Company is not yet reasonably estimable.

The Company is further aware of soil and ground water contamination (principally by metals and solvents) at two currently used facilities, one in Northern California and one in Southern California. At its Northern California facility, the Company is indemnified by the former property owner who has acknowledged his obligation. At its Southern California facility, the Company has identified and reserved for a preliminary estimate for remediation costs. At its Northern California facility, the Company has implemented and has been in compliance with recently reduced discharge limits for industrial waste water discharge containing heavy metals.

During fiscal year 1997, the Company employed an outside firm to survey and evaluate the possible environmental exposure at its plants. Based on the evaluation, the Company increased its environmental reserve accordingly in the fourth quarter of fiscal year 1997.

As of September 30, 1997, the Company believes it has appropriately recorded all known costs related to environmental matters, including the minimum amounts where the estimated costs are within a range. However, actual future environmental related expenditures are subject to numerous uncertainties, including the discovery of additional environmental concerns, further development of cost estimates, new and changing environmental law and requirements, or new interpretations of existing laws and requirements. Accordingly, there can be no assurance that future environmental related expenditures will not exceed the Company's current estimates or that they will not have a materially adverse effect on the Company.

NOTE 11. STOCKHOLDERS' EQUITY

STOCK OPTIONS. Under the terms of the 1983 Employee Stock Option Plan ("1983 Plan"), which was amended in 1984 and 1988, 800,000 shares of the Company's common stock were available for issuance under option grants to key employees, including officers, at prices not less than the fair market value of the stock at the date of grant. Options may have a term of up to ten years from the date of grant and vest at a rate of 20 to 50 percent a year commencing one year from the date of grant.

Under the terms of the Non-Qualified Stock Option Plan ("1984 Plan"), 200,000 shares of the Company's common stock were available for issuance under option grants to key employees, including officers, who are not directors of the Company. The terms and conditions of the 1984 Plan are similar to those of the 1983 Plan. During the year ended September 30, 1994, both plans expired.

Option activity for these plans is summarized as follows:

                                     1983 Plan                                 1984 Plan
                       -----------------------------------------------------------------------------
                                                 Weighted                                Weighted
                        Number of    Price        Average        Number     Price         Average
                         Shares    Per Share   Exercise Price  of Shares  Per Share    Exercise Price
                       ------------------------------------------------------------------------------
   September 30, 1996   42,250     1.25 - 3.50     2.28          10,000   1.25 - 3.50       1.25

     Granted              --           --           --              --         --            --
     Exercised         (42,250)    1.25 - 3.50     2.28         (10,000)      1.25          1.25
     Cancelled            --          --            --              --         --            --
                       -----------------------------------------------------------------------------
   September 30, 1997     --          --            --              --         --            --
                       =============================================================================


In June 1994, the Company adopted the Company's 1994 Incentive Stock Option Plan ("the 1994 ISO Plan"), authorizing the issuance of options to purchase a maximum aggregate of 500,000 shares of common stock. The 1994 ISO Plan was approved by the stockholders of the Company in February 1995. Options may have a term of up to ten years from the date of grant and vest at a rate of 25 to 33 percent per year.

Option activity for these plans is summarized as follows:

                             1994 Non-Qualified Options                      1994 ISO Plan
                        -----------------------------------------------------------------------------
                                                 Weighted                                Weighted
                        Number of    Price        Average        Number     Price         Average
                         Shares    Per Share   Exercise Price  of Shares  Per Share    Exercise Price
                       ------------------------------------------------------------------------------
     September 30, 1996   1,000      1.25           1.25        301,800   1.00 - 5.19      2.68

       Granted              --         --            --            --         --            --
       Exercised            --         --            --        (106,930)  1.00-5.19        2.27
       Cancelled          (1,000)    1.25           1.25         (2,980)     2.88          2.88
                       ------------------------------------------------------------------------------
     September 30, 1997     --         --            --         191,890   $1.00-$5.19     $3.28
                        =============================================================================

In July 1995, the Board of Directors adopted the Company's 1995 Stock Option Plan ("the 1995 Plan") and authorized the issuance of 1,000,000 shares of the Company's common stock. Options have a term of up to ten years from the date of grant and vest at a rate of 25 percent per year commencing one year from the date of grant. On January 30, 1996, the Company's stockholders approved an amendment and restatement of the 1995 Plan to reflect current applicable tax and securities requirements and for administrative ease.

Option activity for this plan is summarized as follows:

                                                                1995 Plan
                                               --------------------------------------
                                                                            Weighted
                                                                            Average
                                                Number        Price         Exercise
                                               of Shares    Per Share         Price
                                               --------------------------------------
            September 30, 1996                  497,400    8.88 - 12.50       10.70

              Granted                           721,485   11.25 - 23.87       13.53
              Exercised                         (49,475)   9.63 - 12.00       9.80
              Cancelled                        (214,850)   9.63 - 22.31       13.42
                                               --------------------------------------

            September 30, 1997                  954,560   $8.88 - $23.87     $11.30
                                               =======================================

In January 1996, the Board of Directors adopted the Company's 1996 Non-Employee Director's Stock Plan (the "Director's Plan"). The Director's Plan provides for automatic, non-discretionary grants of options to purchase an aggregate of 200,000 shares of the Company's common stock. Options may have a term of up to ten years from the date of grant and vest at rate a of 25 percent per year.

Option activity for this plan is summarized as follows:

                                                          1996 Director's Plan
                                               -------------------------------------------
                                                                              Weighted
                                                                               Average
                                                Number of       Price         Exercise
                                                 Shares       Per Share         Price
                                               -------------------------------------------
            September 30, 1996                   30,000    $15.63 - $16.00     $15.81

              Granted                            30,000     11.63 - 24.38       17.96
              Exercised                              --           --              --
              Cancelled                              --           --              --
                                               -------------------------------------------

            September 30, 1997                   60,000    $11.63 - $24.38     $16.89
                                               ===========================================

On January 30, 1996, the Company adopted its 1996 Employee Stock Purchase Plan ("the Purchase Plan") authorizing the issuance of 250,000 shares of the Company's common stock. The Company's employees may purchase shares of common stock at a price per share that is 85% of the lesser of the fair market value as of the beginning or the end of the semi-annual option period.

At September 30, 1997, 1,743,550 shares of common stock are reserved for the Purchase Plan and the exercise of stock options granted or available for future grant. 271,850 of these shares are exercisable under the Company's option plans.

STOCK-BASED COMPENSATION. The Company accounts for its stock option plans and employee stock purchase plans under APB Opinion No. 25 and related interpretations, under which no compensation cost has been recognized as the exercise price per share for stock options was equal to the fair market value of the stock on the date of grant and the Purchase Plan qualified as a non-compensatory plan under APB Opinion No. 25. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net income and net income per share would have been reduced to the following pro forma accounts (in thousands):

                                                    Year Ending
                                                     September
                                                        30,
                                                        1997
                                                    ------------
        Net income (loss):
          As reported                               $  (10,377)
          Pro forma                                    (11,544)

        Earnings (loss) per share:
          As reported                                    (1.10)
          Pro forma                                      (1.22)

The weighted average fair values of options granted during fiscal 1997 were $7.94 per share, (excluding shares issued in the employee stock purchase plan). The weighted average fair value of shares issued during fiscal 1997 related to the employee stock purchase plan was $4.45. The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in fiscal 1997:

                                  1997
                                  -----
        Volatility                 78%
        Risk-free                  6.6%
        interest rate
        Dividend yield             0%
        Expected lives             2 yrs. beyond vesting

The following table summarized information regarding stock options outstanding under all option plans at September 30, 1997:

                               Options                                Options Vested
                             Outstanding                              and Exercisable
                             ----------------------------------------------------------------------
                                            Weighted
                                             Average       Weighted                     Weighted
                               Number      Remaining       Average      Number Vested   Average
             Range of        Outstanding  Contractual     Exercise    and Exercisable   Exercise
         Exercise Prices     at 9/30/97      Life           Price       at 9/30/97       Price
         ------------------------------------------------------------------------------------------
         $1.00-$3.50           197,750         6.31       $   2.45         83,475      $   2.75
         $3.69-$9.625          421,000         8.35           7.63        139,250          6.70
         $9.94-$11.25          375,700         9.30          10.84         36,625          9.98
         $11.625-$23.87        212,000         9.23          14.14         12,500         14.88
         ==========================================================================================
         $1.00-$23.87        1,206,450         8.47        $  8.93        271,850       $  6.31
         ==========================================================================================

REPRICING OF OPTIONS. In March 1997, the Board implemented a repricing program for all non-employee directors options as well as the Chief Financial Officer's options.

NOTE 12.  INCOME TAXES

The provision for income taxes consists of the following (in thousands):

                                                                  Year Ended
                                                                 September 30,
                                                                     1997
                                                                ---------------
                     Federal - Current Payable                    $     --
                     State - Current Payable                           181
                     Foreign                                            --
                                                                  ---------
                     Total provision for taxes                    $    181
                                                                  =========

A reconciliation between the statutory Federal income tax rate as a percentage of income from continuing operations is as follows:

                                                                  Year Ended
                                                                 September 30,
                                                                     1997
                                                                 -------------
                     Federal tax at statutory rate                    34%
                     State and local taxes                             2%
                     Foreign subsidiary loss                          --
                     Change in valuation allowance                   (35)%
                     Other                                             1%
                                                                  ------

                     Effective tax rate                                2%
                                                                  ======

Deferred income taxes reflect the net tax effects of (i) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (ii) net operating loss and tax credit carryforwards. The tax effects of significant items comprising the Company's income tax calculation as of September 30, 1997 is as follows:

               (thousands of dollars)                              1997
               -------------------------------------------------------------
               Deferred tax liabilities:
                 Differences between book and tax basis of       $  (1,119)
                   property
               Deferred tax assets:
                 Reserves not currently deductible                   9,642
                 Net operating loss                                  7,381
                 Alternative minimum tax credit carryforwards          441
                 Miscellaneous tax credits                             520
                                                                 ---------

                                                                    16,865
               Valuation allowance                                 (16,865)
                                                                 ---------

               Net deferred tax                                  $     --
                                                                 =========

Deferred income taxes include the tax impact of net operating loss carryforwards. As of September 30, 1997, the Company had net operating loss carryforwards for Federal and state income tax purposes of approximately $18,703,000. These carryforwards, for which future benefit is not assured, expire through 2008. The United States Tax Reform Act of 1986 contains provisions which may limit the net operating loss carryforwards available to be used in any given year upon the occurrence of certain events, including significant changes in ownership interests. The Company believes that sufficient uncertainty exists regarding the realizability of the deferred income tax asset and, in accordance with the provisions of FAS No. 109, a 100% valuation allowance has been established.


NOTE 13. OTHER

CONCENTRATION OF CREDIT RISK. For the year ended September 30, 1997, two customers accounted for approximately 24 percent and 11 percent of net sales. The Company's most significant credit risk is the ultimate realization of its accounts receivable. This risk is mitigated by (i) sales to well established companies, (ii) ongoing credit evaluation of its customers, and (iii) frequent contact with its customers, especially its most significant customers, thus enabling the Company to monitor current changes in business operations and to respond accordingly.

EXPORT SALES. For the year ended September 30, 1997 export sales accounted for approximately $25,652,000, approximately 15 percent of net sales. Total export sales for the year was made up of sales to the following regions:

                                                       Year Ended
                                                     September 30,
                                                          1997
                                                     -------------
                 Canada                                   67%
                 Europe                                   27%
                 Asia and Latin America                    6%

BONUS AND RETIREMENT PLAN. The Company has a discretionary profit sharing bonus plan which provides for the payment of bonuses to all eligible employees based on a formula fixed annually by the Board of Directors. The bonus formula is applied separately to each of the Company's profit centers. Bonus expense relating to the bonus plan amounted to $323,000 for the year ended September 30, 1997.

In February 1995, the Company established a savings plan qualified under Section 401(k) of the Internal Revenue Code. Employees who have completed 90 days of service are eligible to participate in the Plan. The Company can make discretionary contributions based on employee pre-tax contributions. All contributions to each employee's account vest immediately. No contributions were made to the savings plan by the Company during the year ended September 30, 1997.

RELATED PARTIES. At September 30, 1997, the Company has a note payable of $500,000 to a former employee of the Company maturing in May 1998 and two notes payable to investors of $1.33 million which mature in April 1998.


NOTE 14.  SUBSEQUENT EVENTS

On November 6, 1997, the Company and Sanmina Corporation ("Sanmina") merged through the issuance of approximately 3,345,591 shares of Sanmina's common stock in exchange for all of the Company's outstanding common stock and employee stock options. The acquisition will be accounted for as a pooling of interests.

                                 EXHIBIT INDEX


Exhibit 23.1          Consent of Arthur Andersen LLP